September 19, 2008

Evergreen Fixed Income Trust

200 Berkeley Street

Boston, MA 02116

Re:       Evergreen High Income Fund

Ladies and Gentlemen:

Please be advised that Evergreen Investment Management Company, LLC agrees to waive fees and/or reimburse expenses in order to limit the Annual Total Fund Operating Expenses of Evergreen High Income Fund to 0.99% for Class A and 0.74% for Class I, beginning as of the date of this letter and ending December 31, 2008.

Please indicate your acceptance of this letter on behalf of the Trust by signing the enclosed copy of this letter where indicated.

Sincerely yours,

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By:___/s/ Dennis Ferro

                                                                                         Dennis Ferro

                                                                                          President

RECEIVED AND ACKNOWLEDGED:

EVERGREEN FIXED INCOME TRUST

By: ___/s/ Michael H. Koonce

            Michael H. Koonce

            Secretary